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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.  )(1)



                            Kensey Nash Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    490057106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 490057106                 13G                    Page 2 of  5 Pages



1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         First Inestors Management Company (FIMCO)
         First Inestors Consolidated Corporation (FICC)
         Glenn O. Head

         I.R.S. Identification Nos. of above persons (entities only).
             FIMCO            13-6120357
             FICC             13-2608329
             Glenn O. Head    ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizenship or Place of Organization
          New York (FIMCO FICC)    New Jersey (Glenn O. HEad)

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    410,180
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    410,180
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    410,180


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          1A-HC-HC
          FIMCO is a registered investment adviser
          FICC is the parent holding company of FIMCO
          Glenn O. Head is the control person of FICC
          The shares are owned by investment companies managed by FIMCO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 490057106                  13G                    Page 3  of 5  Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Kensey Nash Corproation

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            55 East Uwchlan Avenue
            Exton, Pennsylvania 19341
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            FIMCO, FICC, Glenn O. Head
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            95 Wall Street
            New York, NY 10005

________________________________________________________________________________
Item 2(c).  Citizenship:

            United States

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:

            490057106

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                    FIMCO is an investment adviser

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                     FICC is a parent holdign company; Glenn O. Head is a control person

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 490057106                   13G                    Page  4 of  5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                        410,180

     (b)  Percent of class:

                        5.5%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                        0

          (ii)  Shared power to vote or to direct the vote

                         410,180

          (iii) Sole power to dispose or to direct the disposition of

                         0

          (iv)  Shared power to dispose or to direct the disposition of

                         410,180

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         See responses to No. 12 on page 2 of 5.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable.

________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 1999                            February 12, 1999
----------------------------------           -----------------------------------
               Date                                    Date

/s/ Glenn O. Head                            /s/ Glenn O. Head
----------------------------------           -----------------------------------
             Signature                                Signature

Chairman, FIMCO                              Chairman, FICC
----------------------------------           -----------------------------------
             Name/Title                               Name/Title




February 12, 1999
----------------------------------
               Date

/s/ Glenn O. Head
----------------------------------
             Signature

Glenn O. Head
----------------------------------
             Name/Title


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).